Exhibit 99.1

Thermo Fisher Scientific and Cellular Biomedicine Group Announce Strategic Partnership to Develop Manufacturing Processes

SHANGHAI, China and CUPERTINO, Calif., November 06, 2017 /GlobeNewswire/ — Cellular Biomedicine Group Inc. (NASDAQ: CBMG) (“CBMG” or the “Company”), a leading clinical-stage biopharmaceutical firm engaged in the development of immunotherapies for cancer and effective stem cell therapies for degenerative diseases, today announced the establishment of a strategic partnership with Thermo Fisher Scientific (China) Ltd. (Thermo Fisher) to build a joint Cell Therapy Technology Innovation and Application Center (Center) at CBMG’s newly opened Shanghai Zhangjiang GMP facility. The Center is named “CBMG-Thermo Fisher Scientific Joint Innovation & Application Center”. The partnership focuses on the research and development of an automated cell therapy manufacturing system.

“Break-through cell therapy technology such as CAR-T provides unprecedented medical needs to cancer patients, yet the successful commercialization of this technology will require robust logistics, manufacturing and complex management systems,” commented Tony (Bizuo) Liu, CEO of CBMG. “When we combine Thermo Fisher's strengths in biopharmaceutical products and manufacturing quality control processes with CBMG’s vertically integrated cell therapy manufacturing system, we believe we can further increase productivity, reduce cost, improve batch stability, reduce variability and institutionalize the Chemistry, Manufacturing, and Controls (CMC) processes, which we believe will help to address some of the primary logistical challenges faced by the CAR-T cell therapy industry. We are optimistic that this partnership will not only bring mutual benefit to CBMG and Thermo Fisher, but also to the cell therapy industry sector as a whole.”

“This cooperation demonstrates our commitment to China. As a world leader in serving science, Thermo Fisher seeks to provide total solutions for cell therapy research, development, and manufacturing. We believe this will help to accelerate the development of the cell therapy industry in China. Based on our broad product portfolio, Thermo Fisher has developed outstanding capabilities in global CAR-T manufacturing, including our Cell Therapy Systems (CTS™) Dynabeads™ technology in the first FDA-approved cell therapy.” said Gianluca Pettiti, President of Thermo Fisher China, “We look forward to this strategic partnership and the benefits that the Joint Innovation and Application Center will provide to a vast Chinese patient population.”

CBMG’s new Zhangjiang facility, together with an expanded Wuxi and Beijing GMP facilities combined, comprises 70,000 square feet for development and production. This will enable CBMG to conduct simultaneous clinical trials for multiple CAR-T and stem cell product candidates. At full production volumes, these facilities could support treating 10,000 cancer patients and 10,000 Knee Osteoarthritis patients per year. The Company’s combined GMP expansion will enable scaled-up supply for current and future CAR-T clinical trials and streamline efficiency from R&D into manufacturing of CAR-T cells for clinical use, IND filings and future commercialization. The Company currently has ongoing CAR-T Phase I clinical trials in China; CARD-1 for Diffuse Large B-cell Lymphoma (DLBCL) and Non-Hodgkin Lymphoma (NHL) and CALL-1 for adult Acute Lymphoblastic Leukemia (ALL), utilizing CBMG’s proprietary and optimized CD19 construct.

Tony Liu, CBMG CEO and Gianluca Pettiti, Thermo Fisher Scientific President, China sign strategic partnership; leaders witness the moment together	CBMG and Thermo Fisher Scientific unveil signage for their new Joint Innovation Application Center

About Cellular Biomedicine Group

Cellular Biomedicine Group, Inc. develops proprietary cell therapies for the treatment of cancer and degenerative diseases. We conduct immuno-oncology and stem cell clinical trials in China using products from our integrated GMP laboratory. Our GMP facilities in China, consisting of twelve independent cell production lines, are designed and managed according to both China and U.S. GMP standards. To learn more about CBMG, please visit www.cellbiomedgroup.com.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. is the world leader in serving science, with revenues of more than $20 billion and approximately 65,000 employees globally. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics, deliver medicines to market and increase laboratory productivity. Through our premier brands – Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services – we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive services. For more information, please visit www.thermofisher.com.

About Thermo Fisher Scientific China

Thermo Fisher Scientific (China) Co., Ltd has been operating in China for over 35 years. Headquartered in Shanghai, Thermo Fisher Scientific China has branch offices in Beijing, Guangzhou, Hong Kong, Chengdu, Shenyang, Xian, Nanjing, Wuhan, Kunming and other cities with around 4,000 employees. Our products mainly include analytical instruments, laboratory equipment, chemical reagents, consumables, software and more; providing comprehensive laboratory solutions and serving customers across various industries. In order to meet the local needs in China, we have established 6 manufacturing sites in Shanghai, Beijing and Suzhou respectively. We also have 5 application centers across the country, which bring world-class technology and products with application development and training services to local customers. Lastly, we have the China Innovation Center in Shanghai, which develops products according to local demands with global advanced technology. We have a nationwide maintenance network and China service training team, including over 2,000 professionals directly providing services for customers. We are committed to enabling our customers to make the world healthier, cleaner and safer. For more information, please visit www.thermofisher.com.

Forward-Looking Statements

This press release contains forward-looking statements—including descriptions of plans, strategies, trends, specific activities, investments and other non-historical facts—as defined by the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently uncertain, and actual results could differ materially from those anticipated due to a number of factors, which include risks inherent in doing business, trends affecting the global economy (including the devaluation of the RMB by China in August 2015), and other risks detailed in CBMG’s reports filed with the Securities and Exchange Commission, quarterly reports on form 10-Q, current reports on form 8-K and annual reports on form 10-K. Forward-looking statements may be identified by terms such as “may,” “will,” “expects,” “plans,” “intends,” “estimates,” “potential,” “continue” or similar terms or their negations. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

Contacts:
Sarah Kelly
Director of Corporate Communications, CBMG
+1 650 566-5064
+86 21 5406 9990
sarah.kelly@cellbiomedgroup.com